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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the HCR Stock Purchase and Retirement Savings Plan of our reports (a) dated January 28, 1999, with respect to the consolidated financial statements and schedule of Manor Care, Inc. (formerly known as HCR Manor Care, Inc.) included in its Annual Report (Form 10-K) and (b) dated May 21, 1999, with respect to the financial statements and schedules of the HCR Stock Purchase and Retirement Savings Plan included in The Plan's Annual Report (Form 11-K), both for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                                  /s/ Ernst & Young LLP


Toledo, Ohio
December 20, 1999






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